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FOR IMMEDIATE RELEASE

              GTS ANNOUNCES INTENTION TO RECAPITALISE BALANCE SHEET

                   ELECTS NOT TO PAY INTEREST ON CERTAIN BONDS

LONDON - 1 JUNE 2001 - Global TeleSystems, Inc. ("GTS") (NYSE: GTS; EASDAQ:
GTSG; Frankfurt: GTS) and GTS Europe BV ("GTS Europe"), a wholly-owned subsidiary of GTS, has announced plans to initiate discussions with the holders of their public debt and preferred securities regarding a balance sheet recapitalisation to reduce the debt and interest burden of these companies. In view of these pending discussions, GTS Europe has decided not to pay cash interest payments, due on 1 June 2001, of E15.1 million on its GTS Europe BV 11% E275 million Senior Notes due 2009 and E11.8 million on its GTS Europe BV 10.5% E225 million Senior Notes due 2006. These non-payments will not constitute events of default under the indentures governing these notes unless interest is not paid by 1 July 2001.

Robert Amman, Chairman and CEO of GTS, said: "We are taking these actions as a major step toward recapitalising the balance sheets of these companies at a time when our liquidity has been strengthened through our recent restructuring successes. We intend to begin consensual discussions next week with the holders of all of the public debt and preferred securities of GTS and GTS Europe BV. In these discussions, we will explore various options for reducing our E1.65 billion total public debt burden and the E158 million in associated annual cash interest obligations in an effort to provide greater upside opportunities for all of our stakeholders."

He continued: "Ebone, GTS's core business unit and Europe's leading provider of optical IP and broadband services, and all other GTS operations, will continue to operate in the normal course. Specifically, we will continue satisfying all obligations to customers, suppliers, partners and staff, consistent with our normal business practices."

He added: "Our restructuring programme has been successful to date. Our accomplishments include reaching a consensual agreement to divest our Business Service operations and eliminate approximately $500 million of debt associated with our former Esprit Telecom subsidiary; eliminating a further $104 million of debt through voluntary debt/equity conversions; and raising $260 million of new cash through the sale of non-core assets. Taking these actions to recapitalise the balance sheet and strengthen the capital structure of GTS and GTS Europe are the next logical steps in establishing Ebone as a strong, well funded, EBITDA positive company that remains the market leader for broadband services in Europe."

GTS has retained Houlihan Lokey Howard & Zukin as its investment banker to assist in developing a financial restructuring plan and undertaking discussions with GTS and GTS Europe bondholders and preferred stockholders. The company plans to have an initial telephonic discussion with all interested note holders on Wednesday June 6th at 12:00 pm EDT. For further information, contact David Hilty or Tanja Aalto at +1 212 497 4100.

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ABOUT GTS (WWW.GTS.COM)
GTS is the parent company of Ebone, the original and most experienced data-only broadband optical and IP networking company in Europe. Its fibre network extends over 22,000 kilometres, reaching virtually all major European cities. The Ebone network is Europe's leading broadband IP network, serving 25 percent of European Internet users and the first IP network to operate at 10 Gbps. The network will be directly connected to North America via Ebone's own trans-Atlantic fibre pair, which will be initially provisioned with 80 Gbps of capacity and is expected to be operational in the third quarter of 2001.With operations in North America and in 50 European cities, Ebone delivers tailored networking services to telecommunication carriers, Internet service providers, Internet-centric and multinational corporations. Ebone serves over 150 of the leading telecommunication and data customers in Europe and North America. The company is the original independent pan-European broadband network service provider, making Ebone Europe's most experienced broadband provider.


GTS AND EBONE CONTACTS
GTS INVESTORS
Jim Shields, Vice President, Investor Relations and Corporate Treasurer
Tel: +44(0)-207-769-8264; Fax: +44(0)-207-769-8068; Email: jim.shields@gts.com

Patti Kelly, Senior Manager, Investor Relations
Tel: +1-703-258-3470; Fax: +1-703-258-3402; Email: patti.kelly@gts.com


HOULIHAN LOKEY HOWARD & ZUKIN (INVESTMENT BANKING ADVISORS)
David Hilty or Tanja Aalto
Tel: +1-212-497-4100; Email: dhilty@hlhz.com or taalto@hlhz.com

GTS MEDIA
Glenn Manoff, Vice President, Communications
Tel: +44-(0)-207-769-8290; Fax: +44-(0)-207-769-8084; Email:
glenn.manoff@gts.com

Mathew Hooper, Shared Value
Tel: +44 (0) 321 5023;  Email: Fax: +44 (0) 207 321 5020;
mhooper@sharedvalue.net


THIS PRESS RELEASE MAY INCLUDE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTY. ALTHOUGH THE COMPANY BELIEVES ITS EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, NO ASSURANCE CAN BE GIVEN THAT SUCH PROJECTIONS WILL BE FULFILLED. ANY SUCH FORWARD-LOOKING STATEMENT MUST BE CONSIDERED ALONG WITH KNOWLEDGE THAT ACTUAL EVENTS OR RESULTS MAY VARY MATERIALLY FROM SUCH PREDICTIONS DUE TO, AMONG OTHER THINGS, POLITICAL, ECONOMIC OR LEGAL CHANGES IN THE MARKETS IN WHICH GTS DOES BUSINESS, COMPETITIVE DEVELOPMENTS OR RISKS INHERENT IN THE COMPANY'S BUSINESS PLAN. READERS ARE REFERRED TO THE DOCUMENTS FILED BY GTS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, SPECIFICALLY THE MOST RECENT REPORTS FILED UNDER THE SECURITIES EXCHANGE ACT OF 1934 AND REGISTRATION STATEMENTS FILED PURSUANT TO THE SECURITIES ACT OF 1933, WHICH IDENTIFY IMPORTANT RISK FACTORS.